Exhibit 99.1

PRESS RELEASE

AUBURN NATIONAL BANCORPORATION, INC.

DECLARES RECORD QUARTERLY DIVIDEND

AUBURN, Alabama, February 14, 2007 – The Board of Directors of Auburn National Bancorporation, Inc., has declared a first quarter $0.175 per share cash dividend, payable March 26, 2007 to shareholders of record as of March 9, 2007. This represents a 9% increase over dividends declared for the fourth quarter of 2006. On an annual basis, the cash dividend paid to shareholders has increased in 11 of the last 12 years.

Auburn National Bancorporation, Inc. is the parent company of AuburnBank with total assets of approximately $635 million. The common stock of the Company trades on the Nasdaq Capital Market under the symbol “AUBN.”

For additional information, contact E. L. Spencer, Jr. at (334) 821-9200.